Exhibit n.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SLR Investment Corp. (formerly, Solar Capital Ltd.):

We consent to the use of our reports, dated February 24, 2021, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting and the senior securities table of SLR Investment Corp., in each case, incorporated by reference in the registration statement. We also consent to the references to our firm under the headings, “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Financial Statements and Exhibits” in the registration statement.

/s/ KPMG LLP

New York, New York

April 30, 2021